Exhibit 10.6

CONVERSION AGREEMENT

BETWEEN

BIOVEST INTERNATIONAL, INC.

AND

ACCENTIA BIOPHARMACEUTICALS, INC.

This Conversion Agreement (this “Conversion Agreement”) effective as of February 5, 2008, by and between BIOVEST INTERNATIONAL, INC., a Delaware corporation (“BIOVEST”) and ACCENTIA BIOPHARMACEUTICALS, INC., a Florida corporation, (“ACCENTIA”) (collectively the “Parties”).

WITNESSETH:

Whereas, BIOVEST and ACCENTIA are Parties to certain Secured Demand Promissory Notes (the “Notes”) and other accruals of indebtedness from Biovest to Accentia, copies of which Notes and a current schedule of this debt are attached as Exhibit A (the “Inter-Company Debt”);

Whereas, ACCENTIA wishes to obtain an option to convert sums due pursuant to the Inter-Company Debt into common stock of Biovest; and

Whereas, BIOVEST and ACCENTIA wish to memorialize their agreement as to the terms of such option to convert the Inter-Company Debt into common stock of Biovest;

NOW, THEREFORE, in consideration of the Accentia’s agreement to continue the Inter-Company Debt without demand for repayment thereof, together with the various promises and undertakings set forth herein, the Parties agree as follows:

1. RIGHT TO CONVERT: At any time after the Effective Date hereof until the balance due from Biovest to Accentia pursuant to certain outstanding Demand Promissory Notes, including any additional sums which may become due from Biovest to Accentia and any interest which may accrue thereupon (collectively the “Inter-Company Debt”) is no longer outstanding, this Inter-Company Debt shall be convertible, in whole or in part, into shares of Biovest Common Stock at the option of Accentia. Accentia shall effect conversions by delivering to Biovest a Notice of Conversion, the form of which is attached hereto as Annex A (a “Notice of Conversion”), specifying therein the principal amount of this Inter-Company Debt to be converted and the date on which such conversion shall be effected (such date, the “Conversion Date”). If no Conversion Date is specified in a Notice of Conversion, the Conversion Date shall be the date that such Notice of Conversion is deemed delivered hereunder. To effect conversions hereunder, Accentia shall not be required to physically surrender the Notes representing the Inter-Company Debt to the Company unless the entire principal amount of this Inter-Company Debt, plus all accrued and unpaid interest thereon, has been so converted. Conversions hereunder shall have the effect of lowering the outstanding principal amount of this Inter-Company Debt in an amount equal to the applicable conversion. Accentia and Biovest shall maintain records showing the principal amount(s) converted and the date of such conversion(s). Biovest may deliver an objection to any Notice of Conversion within 1 Business Day of delivery of such Notice of Conversion.

a) Conversion Price. The conversion price shall be equal to $1.10 (subject to adjustment herein) (the “Conversion Price”).

b) Mechanics of Conversion.

i. Conversion Shares Issuable Upon Conversion of Principal Amount. The number of shares of Common Stock issuable upon a conversion hereunder shall be determined by the quotient obtained by dividing (x) the outstanding principal amount of this Inter-Company Debt to be converted by (y) the Conversion Price.

2. Delivery of Certificate Upon Conversion. Not later than three Trading Days after a Notice of Conversion is received from Accentia, Biovest shall deliver, or cause to be delivered, to Accentia a certificate or certificates representing the Conversion Shares.

3. Reservation of Shares Issuable Upon Conversion. Biovest covenants that it will at all times reserve and keep available out of its authorized and unissued shares of Common Stock for the sole purpose of issuance upon conversion of this Inter-Company Debt free from preemptive rights or any other actual contingent purchase rights of Persons other than Accentia not less than such aggregate number of shares of the Common Stock as shall be issuable upon the conversion of the outstanding principal amount of this Inter-Company Debt. Biovest covenants that all shares of Common Stock that shall be so issuable shall, upon issue, be duly authorized, validly issued, fully paid and nonassessable.

4. Reclassifications; Adjustment. In case of any reclassification of the Biovest Common Stock or any compulsory share exchange pursuant to which the Biovest Common Stock is converted into other securities, cash or property, Accentia shall have the right thereafter to exchange the then outstanding principal amount of this Inter-Company Debt, together with all accrued but unpaid interest and any other amounts then owing hereunder in respect of this Inter-Company Debt into the shares of stock and other securities, cash and property receivable upon or deemed to be held by holders of the Biovest Common Stock following such reclassification or share exchange, and Accentia shall be entitled upon such event to receive such amount of securities, cash or property as the shares of the Biovest Common Stock into which the then outstanding principal amount, together with all accrued but unpaid interest and any other amounts then owing hereunder in respect of this Inter-Company Debt could have been exchanged immediately prior to such reclassification or share exchange. This provision shall similarly apply to successive reclassifications or share exchanges.

5. Anti-Dilution: If, at any time while this Inter-Company Debt is outstanding, Biovest or any of its subsidiaries, as applicable, sells or grants any option to purchase or sells or grants any right to reprice, or otherwise disposes of or issues, any Biovest Common Stock or securities of Biovest or its subsidiaries which would entitle the holder thereof to acquire at any time Biovest Common Stock, including, without limitation, any debt, preferred stock, rights, options, warrants or other instrument that is at any time convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive, Biovest Common Stock (such securities, “Biovest Common Stock Equivalents”) entitling any Person to acquire shares of Biovest Common Stock at an effective price per share that is lower than the then Conversion Price, then the Conversion Price shall be reduced to equal the Base Conversion Price. This Anti-Dilution adjustment shall NOT apply to any issuance of Biovest Common Stock or Biovest Common Stock Equivalents pursuant to the exercise of options pursuant to any Stock Option Plan or Equity Incentive Plan of Biovest.

6. Notice and Right to Convert Prior to Repayment. If, at any time while this Inter-Company Debt is outstanding, Biovest plans to make payment to Accentia of all or any portion of the Inter-Company Debt, Biovest shall provide written notice of such intent to make payment to Accentia at least fifteen (15) days prior to the planned payment date. Accentia shall have the right, at its sole discretion, to exercise its right to convert as to all or any portion of the then-outstanding Inter-Company Debt at any time prior to the planned payment date specified in the notice.

7. Further Actions. Each Party agrees to execute, acknowledge and deliver such further instructions, and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

8. Notices. Any notice required or permitted to be given or delivered hereunder or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been properly served if: (a) delivered personally, (b) delivered by a recognized overnight courier service instructed to provide next-day delivery, (c) sent by certified or registered mail, return receipt requested and first class postage prepaid, or (d) sent by facsimile transmission followed by confirmation copy delivered by a recognized overnight courier service the next day. Such notices, demands and other communications shall be sent to the addresses set forth below, or to such other addresses or to the attention of such other person as the recipient Party has specified by prior written notice to the sending Party. Date of service of such notice shall be: (i) the date such notice is personally delivered or sent by facsimile transmission (with issuance by the transmitting machine of confirmation of successful transmission), (ii) three days after the date of mailing if sent by certified or registered mail, or (iii) one day after date of delivery to the overnight courier if sent by overnight courier. Unless otherwise specified in writing, the mailing addresses of the Parties shall be as described below:

(a)	If to BIOVEST, addressed to:

Steve Arikian, M.D.

CEO and Chairman

Biovest International, Inc.

Suite 350

324 South Hyde Park Ave.

Tampa, Florida, 33606

(b)	If to ACCENTIA, addressed to:

Frank O’Donnell, M.D.

CEO and Chairman

Accentia Biopharmaceuticals, Inc.

Suite 350

324 South Hyde Park Ave.

Tampa, Florida, 33606

9. Amendment. No amendment, modification or supplement of any provision of this Agreement shall be valid or effective unless made in writing and signed by a duly authorized officer of each Party. This Agreement may be executed in a series of counterparts, all of which, when taken together, shall constitute one and the same instrument.

10. Waiver. No provision of this Agreement shall be waived by any act, omission or knowledge of a Party or its agents or employees except by an instrument in writing expressly waiving such provision and signed by the waiving Party.

11. Governing Law. This Agreement shall be governed by and interpreted in accordance with the laws of the State of Delaware.

12. Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

13. Entire Agreement of the Parties. This Agreement constitutes and contains the entire understanding and agreement of the Parties and cancels and supersedes any and all prior negotiations, correspondence, understandings and agreements, whether oral or written, between the Parties respecting the subject matter hereof.

14. Waiver of Potential Conflicts of Interest. BIOVEST and ACCENTIA hereby acknowledge that ACCENTIA owns more than a majority of the outstanding capital stock of BIOVEST, and that certain directors, officers and employees of BIOVEST also have positions as officers, directors or employees of ACCENTIA. By execution of the Conversion Agreement the parties acknowledge to each other that each party has taken all reasonable and necessary steps to assure that all potential conflicts of interest have been fully disclosed, addressed, and fairly and completely resolved or waived.

15. Registration Rights. Upon written demand by Accentia, Biovest agrees to file a Registration Statement with the U.S. Securities and Exchange Commission covering the common stock underlying this option to convert, which Registration Statement shall be filed within ninety (90) days of the date of receipt of such written demand.

In the event that Biovest plans to file a registration statement with the U. S. Securities and Exchange Commission covering shares of common stock of Biovest (“Registration Statement”), Biovest shall provide written notice to Accentia and Accentia shall have 30 days to require in writing that all shares of common stock underlying this Conversion Agreement be covered in the Registration Statement. Notwithstanding the foregoing, Biovest shall have full discretion to determine not to include the shares underlying the warrant in any registration statement if Biovest reasonably determines that such registration may adversely effect the registration statement, the offering described in the registration statement or otherwise adversely effect Biovest.

[Signature pages to follow]

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed by its duly authorized officer as of the day and year first above written.

BIOVEST INTERNATIONAL, INC.

By:	/s/ Steven Arikian
Name:	Steven Arikian, M.D.
Title:	Chairman and CEO

ACCENTIA BIOPHARMACEUTICALS, INC.

By:	/s/ Francis E. O’Donnell, Jr.
Name:	Francis E. O’Donnell, Jr., M.D.
Title:	Chairman and CEO